EXHIBIT 23.1

• Ernst & Young LLP Chartered Accountants Pacific Centre 700 West Georgia Street P.O. Box 10101 Vancouver, BC V7Y 1C7	• Phone: (604) 891-8300 Fax: (604) 643-5422

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-127635) pertaining to the Stock Incentive Plan of Gryphon Gold Corporation and to the incorporation by reference therein of our report dated June 14, 2006, with respect to the consolidated financial statements of Gryphon Gold Corporation included in its Annual Report (Form 10-KSB) for the year ended March 31, 2006 filed with the Securities and Exchange Commission.

Vancouver, Canada
June 19, 2006